Exhibit 3.1(b)

    Amended Text of the Current Corporate Bylaws of Grupo KCSM, S.A. DE C.V.
                             (English Translation)


Article 2 of Chapter 2 was amended from:

     SECOND.- Name.- The company's name is "GRUPO TRANSPORTACION FERROVIARIA MEXICANA", which shall always be followed by the words "SOCIEDAD ANONIMA DE CAPITAL VARIABLE" or its abbreviation "S.A. de C.V."

To state:

     SECOND.- Name.- The company's name is "GRUPO KCSM", which shall always be followed by the words "SOCIEDAD ANONIMA DE CAPITAL VARIABLE" or its abbreviation "S.A. de C.V."